BROKERAGE GENERAL AGENT AGREEMENT

1.     AUTHORIZATION

The Distributor authorizes you to act as a brokerage general agent for the purpose of soliciting applications for and servicing the insurance products of the Company (the “Company Products”) listed on the attached schedule (the “Product Roster”), subject to the provisions of this Agreement, through properly licensed and appointed insurance agencies (“Independent Agencies”) and independent individual agents (“Independent Agents”). The Distributor also authorizes you to solicit applications for Company Products from prospective purchasers and service the policies and contracts so issued through properly licensed and appointed insurance agents working out of your offices or representing themselves on stationery, business cards, sales materials or otherwise, as being so affiliated (“Affiliated Agents”). The Product Roster may be amended by the Distributor in its sole discretion by written notice to you to add or delete insurance products or restrict the sale of certain products in particular jurisdictions.

2.     RELATIONSHIP

As a Brokerage General Agent, you will be an independent contractor with full freedom to determine the time, place and method of performance and agree that neither this Agreement nor any related dealings with the Company or the Distributor hereafter will create a relationship of employee and employer between you and the Distributor or the Company.

3.     APPOINTMENTS

The Distributor will recommend you to the Company for appointment. You may recruit and recommend prospective Independent Agencies, Independent Agents and Affiliated Agents (collectively, “Agents”) to the Company for appointment; however, no Agent will be considered for appointment until such Agent has executed and delivered an appointment request to the Distributor in acceptable form. Applications shall be made on forms provided by the Distributor, signed by you and, where applicable, the proposed appointee. The Company reserves the right to approve, reject or terminate any appointment at any time with or without cause. You will not recommend any prospective Agent to the Company for appointment in a state unless the individual or agency (if required) is licensed in the state. You will not recommend any prospective Agent for appointment if you have any reason to doubt that the individual or agency is of good reputation and is competent and qualified to be an Agent of the Company. You agree to monitor, in a commercially reasonable manner, the faithful performance of Agents selling through you. You will not request, unless you have received prior written authorization from the Distributor, that the Company appoint anyone who has been associated with Equitable Network, LLC or any Company at any time during the preceding twelve (12) months.

4.     DUTIES AND LIMITS OF AUTHORITY

(a) You will not alter, modify, discharge, waive or change any of the terms, rates, or conditions of any Company Product and You may not extend the time for payment of any premiums related to any Company Product.

(b) You will perform all obligations under this Agreement in compliance with all applicable federal, state, and local laws and regulations, including without limitation insurance laws and regulations and such codes of conduct and other rules and procedures as may be issued by the Distributor or the Company, all of which shall be deemed to be a part of this Agreement. You will be properly licensed in all states in which you or any Agents writing through you do business.

(c) You will not recommend any Company Product unless you have reasonable grounds, after reasonable inquiry, to believe it is suitable for the applicant.

(d) You will not use, develop, or distribute any promotional sales, marketing, or advertising materials concerning the Company or Company Products, including, without limitation, illustrations, brochures, sales scripts, seminars or other types of presentations, advertisements, direct mailings, circulars, research reports, market letters, form letters, or any other sales materials and communications concerning the Company or the Company Products without the prior written approval of the Company or the Distributor.

You will not make any warranties, representations or other statements concerning the Company or the Company Products contrary to or inconsistent with any of such sales materials.

(e) You will not accept any sums on behalf of the Company other than checks payable to the Company in payment of the first premium signed by the applicant. You will not endorse checks payable to the Company or pay premiums out of your account.

(f) You will not encourage a prospective purchaser to surrender or exchange an insurance policy or contract issued by a Company in order to purchase a Company Product without the prior written consent of the Company issuing the original policy or contract. Except as otherwise provided in the attached compensation schedules, no compensation will be paid on unauthorized surrenders or exchanges.

(g) You will not, without the prior written consent of the Distributor, (1) solicit applications for Company Products on or from the premises of a banking, savings, or similar institution (“Bank”) or (2) utilize Bank contacts, referrals or lists of customers or employees to solicit applications for Company Products, except through an Insurance Agency which is an affiliate of such Bank.

(h) You will forward all completed applications, checks and supporting materials to the Distributor promptly following receipt thereof. The Company reserves the right to accept or reject any application in its sole discretion. You will not receive any monies or premiums with respect to any Company Product (except for the sole purpose of forwarding monies or premiums to Company, if applicable).

(i) You will deliver policies and contracts issued by the Company to purchasers promptly following receipt thereof. You will not deliver a policy or contract (1) until all outstanding requirements have been satisfied and the initial premium has been paid, or (2) if there has been a change in the insurability, health, financial status, avocation, or occupation of the proposed insured since the date of the original application.

(j) You will be responsible for the actions of your officers, directors, principals, employees and Affiliated Agents, and any action or failure to act by any such individual will be deemed to be an action or failure to act by you.

(k) You will not use the name of the Distributor or the Company or any trademark, service mark, symbol or trade style of the Distributor or the Company without the express written consent of the Distributor or the Company, as the case may be.

(l) You will not authorize or permit any Agent to take any action which you are not authorized or permitted to take hereunder. You will communicate to all Agents all notifications of changes in process, products, requirements and rules, and all compliance related bulletins and information.

(m) You will at all times during the term hereof maintain professional liability insurance in such form and amounts as the Distributor may require issued by an insurer having an A.M. Best’s rating of A VIII or better. You will promptly notify the Distributor if your professional liability insurance is suspended or terminated. You will require all Agents to carry professional liability insurance in such amounts as are required by the Company.

(n) You will make all books and records regarding the solicitation of applications for and servicing of the Company Products available for inspection by representatives of the Distributor and the Company at your offices on reasonable demand at any time during normal business hours.

(o) You will cooperate with the Distributor and the Company in any litigation, judicial or regulatory investigation, proceeding or inquiry relating to the solicitation of applications of the Company Products, underwriting and issuance of Company Products, and/or the servicing of the Company Products, and promptly advise the Distributor of any notice or communication you may receive in connection therewith.

(p) You will promptly forward to the Distributor a copy of each complaint filed by or received from a customer or a regulatory agency concerning Company Products issued pursuant to this Agreement. You will provide such information with respect to each complaint as the Distributor may request and cooperate with the Distributor in resolving the same.

(q) You will not sell, or permit any Agent to sell, a Company Product to any person if you know or have reason to believe that such sale is being made, in whole or part, for the purpose of resale or to otherwise transfer any of the rights of ownership or benefits under the policy directly or indirectly to a third party. You will not endorse, promote, encourage or participate in any program to sell Company Products with the intention or expectation of effecting life settlements or otherwise directly or indirectly creating or transferring any rights of ownership or benefits in whole or part to a person who is not related to the insured or does not have a pre-existing insurable interest under state law. You will promptly notify Distributor of any sale or prospective sale of a Company Product if you discover, are notified or have a reasonable basis to suspect that a Company Product is being purchased with the intention or expectation of resale or other direct or indirect transfer of any rights or benefits of the purchaser or any beneficiary thereunder in whole or part. You acknowledge that the use of financing to purchase a Company Product may be a reasonable basis to suspect that a purchase is being made with the intention or expectation of resale or transfer.

(r) You will comply with the U.S. Patriot Act and all other customer identification, anti-money laundering, anti-terrorism and similar laws and regulations (collectively, “AML”) to the extent applicable, and the Companies and Distributor may rely on you to so comply. You will, on request, provide Distributor with such certificates of compliance as Distributor may reasonably request. You will require all Agents to complete required AML training and provide verification of the same to Distributor on request. You will promptly notify Distributor if you detect suspicious customer activity and cooperate with Distributor and the Companies in testing the effectiveness of their AML programs, including testing of the requirements in this section.

(s) You will follow the Principles of Ethical Market Conduct of the Insurance Marketing Standards Association (“IMSA Principles”) to (i) conduct business according to high standards of honesty and fairness and to render that service to its customers, (ii) provide competent and customer-focused sales and service, (iii) engage in active and fair competition, (iv) provide advertising and sales materials that are clear as to purpose and honest and fair as to content, (v) provide for fair and expeditious handling of customer complaints and disputes and (vi) maintain a system of supervision and monitoring that is reasonably designed to achieve compliance with IMSA Principles.

(t) You will promptly execute and deliver such certificates as the Distributor may from time to time request confirming your compliance with applicable laws and regulations and this Agreement.

5.     COMPENSATION

(a) The Distributor will pay, or cause its Affiliates to pay, compensation to you for business produced by Agents written through you in accordance with the compensation schedule in the Product Roster in effect on the Production Date. The Distributor may amend the compensation schedule in the Product Roster as to business produced on future Production Dates in its sole discretion by written notice to you. The Distributor shall have sole authority to decide any dispute between Brokerage General Agents as to business written through them. Compensation will be paid to you at such times and in such manner as the Distributor may deem appropriate.

(b) In the event that an Insurance Agency which has a sales agreement with a Company or a Company affiliate authorizing it to sell a Company Product writes the business through you, then the Company or its affiliate will pay compensation to the Insurance Agency directly, and the compensation due and payable to you hereunder will, notwithstanding anything herein to the contrary, be the difference between the compensation which would otherwise be due and payable to you hereunder and the compensation due and payable by the Company or its affiliate to such Insurance Agency.

(c) Except as otherwise provided in Section 5(b), you will be solely responsible for the payment of compensation due and payable to Agents writing business through you. The Distributor may, if you request, pay compensation payable by you on Company Products to Agents on your behalf. Such payments will be made as an accommodation to you out of compensation payable to you hereunder and will constitute payment of the same to you. Agents will not have any claim against the Distributor or the Company for compensation in respect of Company Products.

(d) Compensation will be payable to you hereunder as long as you are not in default under any material terms and conditions of the Agreement. No further compensation will be payable hereunder following termination of this Agreement pursuant to paragraph 8.c.

(e) No compensation will be payable hereunder if the Company rejects an application or does not receive the initial premium when due, the purchaser exercises his/her free look right or the Company decides in its sole discretion to refund premiums paid.

(f) You will promptly repay to the Distributor any compensation received by you or paid on your behalf that you are not entitled to hereunder. The Distributor may apply sums payable to you hereunder against any indebtedness you may have to the Company or the Distributor. Your repayment obligations will survive termination of this Agreement.

(g) You shall pay all expenses incurred by you and Agents writing through you in the performance of this Agreement.

(h) Following termination of this Agreement, the Distributor may, to the extent permitted by law, discharge its obligation to pay compensation due after termination by making a single payment to you at any time after the termination of this Agreement equal to the commuted value of such compensation. The commuted value will be equivalent to the sum of the compensation due, or which would have been due, calculated by the Distributor on the basis of mortality, lapse, and interest rates deemed appropriate by the Distributor in its sole discretion.

6.     CONFIDENTIALITY AND PRIVACY

(a) You will keep confidential all information provided by the Distributor or the Company about them or the Company Products, including without limitation business practices, marketing strategies, computer programs, rate manuals and printed and electronic data. You will only use such information for the purposes contemplated herein and shall not disclose any such information, other than sales materials intended for distribution to Agents and customers and rules and procedures issued by the Distributor or the Company for use by Agents, to third parties.

(b) You will not use any “nonpublic personal information” as defined in the Gramm-Leach-Bliley Act (the “GLB”) or any other information subject to privacy laws or regulations for any purpose or disclose such information to any other person except as otherwise permitted by the GLB or such other law or regulation.

(c) You will safeguard all nonpublic personal information in accordance with the GLB and other applicable privacy laws and regulations. You will promptly notify us if any nonpublic personal information is used or disclosed contrary to this Agreement and take reasonable steps to mitigate any adverse impact or other harm to the Companies, the Distributor and the affected individuals.

(d) Upon termination of this Agreement, you will promptly return to the Distributor all information, whether in written or electronic form, provided by the Distributor or the Company or developed from such information, all of which are and shall be throughout the term hereof property of the Distributor and/or the Company.

7.     INDEMNITY

You will indemnify and hold the Company and the Distributor harmless from and against any actual or threatened liabilities, losses, costs, claims and damages, including reasonable legal fees and expenses, arising out of or based upon any default by you hereunder, or arising out of or due to your negligence or misconduct on your part.

8.     TERMINATION

(a) This Agreement may be terminated by either party upon the giving of thirty (30) days prior written notice, and neither party shall thereafter have any rights or obligations hereunder except that Articles 5, 6, 7 and 9 will survive termination.

(b) This Agreement shall automatically terminate upon the dissolution, bankruptcy or insolvency of any individual or entity which is a party to this agreement or the dissolution, bankruptcy or insolvency of a subsidiary, affiliate or individual acting as brokerage general agent hereunder, and neither party shall thereafter have any rights or obligations hereunder except as otherwise provided in this Agreement.

(c) This Agreement may be terminated by either party immediately upon the giving of written notice following any default of the material provisions of this Agreement by the other in the performance of its obligations hereunder.

9.     ARBITRATION

Any controversy, claim or dispute of any kind whatsoever between the parties arising out of or relating to this Agreement or any actual or alleged breach thereof shall be resolved by submitting such controversy, claim or dispute to binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. Depositions of witnesses will not be permitted in preparation for the Arbitration hearing except for the purpose of the preservation of testimony to be submitted at the final hearing and except as permitted by the arbitrators upon a finding of extraordinary need. Judgment on any award rendered by the arbitrators may be entered in any court, state or federal, having jurisdiction thereof. No party to this agreement will seek to recover consequential, exemplary and/or punitive damages against the other party, except as may be recoverable as a claim for indemnification as elsewhere permitted herein. Notwithstanding the foregoing, any party to this Agreement may assert a crossclaim or a third party claim for indemnity or contribution against another party to this Agreement in any pending litigation filed by a third party. Upon motion of any party, the arbitrators may stay the arbitration to permit resolution of any factual or legal issues that are pending in litigation filed by a third party. It is the intent of this Agreement that all disputes shall be resolved in the most efficient and fair manner possible under the circumstances.

10.     GENERAL PROVISIONS

(a) Assignments. You may not assign any rights or delegate any obligations hereunder without the prior written consent of the Distributor, which shall not be unreasonably withheld.

(b) Entire Agreement. This Agreement contains the entire agreement between the parties. Your existing sales agreement with the Distributor, if any, is hereby amended and restated in its entirety.

(c) Amendments. Except as otherwise provided herein, this Agreement may not be altered, interpreted, amended, or modified except by a writing signed by you and the Distributor.

(d) No Waiver of Provisions. The failure of any party to enforce any provision of this Agreement does not constitute a waiver of that provision. No waiver of any provision shall be effective unless such waiver is stipulated in writing and signed by the Distributor and shall not constitute a waiver of such provision in the future except as specifically provided therein.

(e) Prior Agreements. This Agreement replaces all prior agreements between you and the Distributor and/or the Company as to the future solicitation of applications for and servicing of life insurance and annuity products of the Company. Prior agreements, if any, will continue in effect as to the servicing of prior sales and your right to compensation thereunder.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

(g) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h) Notices. All notices under this Agreement shall be given in writing. Each such notice shall be either hand delivered or transmitted by overnight carrier or certified United States mail, return receipt requested, to the last known address of the addressee and shall be effective upon delivery.

(i) Authorized Representative. No writing shall be of any force or effect as against the Distributor or the Company unless signed on its behalf by an officer or such other person as may be designated in writing by a Senior Vice President of the Distributor.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(k) Effective Date. This Agreement will take effect on the date, following receipt by the Distributor of a signed counterpart of this Agreement from you, on which the Distributor enters into this Agreement, as set forth below.

11.     DEFINITIONS

(a) “Company” means Equitable Financial Life Insurance Company, Equitable Financial Life Insurance Company of America, Equitable Financial Life and Annuity Company or an insurance company affiliate or subsidiary of any of the foregoing, as the case may be, which is the issuer of a particular policy or contract.

(b) “Compensation” means compensation, whether called commissions, service fees, or any other name, of any kind payable under this Agreement.

(c) “Distributor” means Equitable Distributors, LLC and its insurance agency subsidiaries entering into this Agreement below.

(d) “Production Date” means the date, following satisfaction of all outstanding requirements and payment of the initial premium, on which a particular policy or contract issued by the Company is placed in full force and effect as a result of your efforts and/or those of the Agent.

(e) “You” shall mean each individual and entity signing this Agreement as a Brokerage General Agent below and all affiliates, subsidiaries, principals and other persons acting as a brokerage general agent hereunder.

This Agreement is entered into by the following parties as of [Contract effective date], 20 (Date to be inserted by Distributor once contract is signed and dated by BGA.)

Brokerage General Agent:	Distributor:

[Contract Name]	Equitable Distributors, LLC

Signature:	Signature:
Name:	Name:
(Please print name)	(Please print name)
Title:	Title:
Date:	Date: